April 23, 2007

RE: IMPORTANT NEWS ABOUT THE ROCHDALE ATLAS PORTFOLIO

Dear Valued Shareholder:

Since the fund’s inception in 1998, Rochdale’s Atlas Portfolio has been successfully investing in international markets, and, using its proprietary investment approach focusing on country selection, has achieved performance at the top of its peer group.  I wanted to let you know of a change, one that I am confident you will appreciate.

What is the announcement?

Rochdale has made the strategic decision to have Federated Investors, Inc., acquire the Rochdale Atlas Portfolio and its related investment process.  As you know, Rochdale has delivered strong investment performance to Atlas shareholders over the past several years.  To further enhance the performance potential of the fund, and anticipating the increasing complexities of managing an international fund with the scale and scope of Atlas, we have decided to team Atlas with Federated, an S&P 500 company and world class money manager.  Subject to shareholder approval, Federated will be acquiring the country allocation model and investment process that Rochdale had the foresight to develop ten-plus years ago, as well as two members of the Atlas research and portfolio management team.  The breadth and depth of Federated’s global research and trading capabilities, combined with the continuity of the Atlas country selection process and continuity of the portfolio management team, may enable the fund to enhance its industry and stock selection process and provide greater return potential for Atlas shareholders in the years ahead.

The sale is expected to close in September 2007.  As part of the transaction, the assets of the Rochdale Atlas Portfolio will be transitioned to a newly created mutual fund within the Federated fund complex.  Clients invested in shares of the Rochdale Atlas Portfolio will be asked to approve a reorganization of the Rochdale Atlas Portfolio into the new Federated fund.  This reorganization has been approved by the independent directors of the boards of trustees of Rochdale Investment Trust and Federated funds.  The reorganization is subject to approval by the shareholders of the Rochdale Atlas Portfolio.

Let me share further specifics regarding the Rochdale Atlas Portfolio and how the reorganization may affect you.

ROCHDALE INVESTMENT MANAGEMENT
570 LEXINGTON AVENUE ●  NEW YORK, NEW YORK 10022-6837
TEL 800-245-9888 / 212-702-3500 ●  FAX 212-702-3535
WWW.ROCHDALE.COM

April 23, 2007

Who is Federated Investors?

Federated Investors, Inc. (NYSE: FII), is one of the largest investment managers in the United States today and a member of the S&P 500.  Federated manages $237.4 billion in assets as of December 31, 2006.  The firm has developed a reputation as a leader in money management.  With 148 mutual funds and a variety of investment vehicles and services, Federated provides comprehensive investment management to more than 5,400 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers.  They are headquartered in Pittsburgh, Pennsylvania, and have offices worldwide.  By teaming with Federated in the management of Atlas, shareholders now will have access to Federated’s global investment scale and scope.

Why did Rochdale agree to the acquisition of the Atlas Portfolio?

As part of our due diligence on this transaction, we carefully considered all the factors involved in managing the Rochdale Atlas Portfolio internally versus working with the Federated organization.  We undertook an extensive review of Federated Investors on many levels, including their executive management team, their investment research team, and their research and trading capabilities.  We are confident that Federated Investors has significant research resources and talent, both of which will be dedicated to the management of the new Federated fund into which the Rochdale Atlas Portfolio will be reorganized and at the disposal of the Rochdale team who will be employed by Federated.  Additionally, the cultures of the organizations are very similar, as we both focus on delivering the highest quality investment intelligence and client service.

We believe there are numerous benefits introduced by reorganizing the Rochdale Atlas Portfolio into the new Federated fund:

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First, and most importantly, the breadth and depth of Federated’s global research and trading capabilities will enable the fund to expand its industry and stock selection process.  This is especially important with the acceleration of globalization and the evolving complexities of the international investing environment.

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Second, Federated is likely to have a lower expense ratio for the fund.  As Rochdale was anticipating the need to raise the expenses in Atlas this year and next, the fact that expenses under Federated actually are expected to decline is a real benefit.

s	Third, key members of the Rochdale Atlas Portfolio management team have been secured. They are committed to its ongoing management and will remain with the fund as it moves to Federated.
s	Fourth, Federated’s compliance, legal, and back office capabilities provide significant advantages when managing an international fund.

April 23, 2007

s	Finally, Federated’s extensive distribution system will increase the potential for substantial new asset growth, which should benefit all shareholders through greater operating efficiencies.

Who will manage the Federated fund after the reorganization is complete?

Continuity of management is critical to the fund’s success.  Key members of the Rochdale Atlas Portfolio investment team will continue to manage the Federated fund.  Audrey H. Kaplan, portfolio manager and senior vice president, and Geoffrey Pazzanese, portfolio manager and senior quantitative analyst, will be moving to Federated.  They will continue to follow the innovative proprietary country selection model that Rochdale developed and has used in managing the fund for the past eight years.  In addition, all of Federated’s sophisticated tools, technology, and resources, including greater trading capabilities, will be available to them.

Will they move to Pittsburgh?

No, Audrey and Geoff will move just a couple of blocks down the street from their current location to Federated’s office in midtown Manhattan.

Why is the Rochdale Atlas Portfolio a good fit for Federated?

Federated believes that the Rochdale Atlas Portfolio will complement their existing international equity funds due to its strong performance and unique investing approach that focuses on country selection and allocation.

How does this affect my overall portfolio?

You will continue to benefit from the Atlas investment strategy as part of your international allocation for as long as you remain invested.  Additionally, if you are Rochdale private client, nothing in the management of your portfolio at Rochdale will change.  We will continue to provide you with comprehensive and intelligently personalized portfolio management.  You will continue to coordinate all activities with your Rochdale portfolio manager regarding the asset allocation and investment decisions of the total portfolio.  We will continue to hold the new Federated fund in clients’ portfolios as long as it is determined to be an appropriate part of their international allocation.

April 23, 2007

Will fund expenses change?

The fund’s expenses will remain competitive, and Federated expects the expense ratio to run lower than at its current level.

How will the sale affect the value of my investment in Atlas?

The reorganization is not expected to have any effect on the value of your investment in the Rochdale Atlas Portfolio, nor do we expect the sale to have tax consequences to shareholders.

What communications will I receive?

In the coming weeks, you will receive the typical, customary proxy information that is sent to all fund shareholders.  You will be asked to vote on the reorganization of the Rochdale Atlas Portfolio, which will allow it to be reorganized into the new Federated fund which is part of the Federated fund complex.  If you are a Rochdale private client, even though you may have signed a proxy waiver, you will have the opportunity to vote on the reorganization.  We are confident that the acquisition by Federated is in the best long-term interest of the Rochdale Atlas Portfolio shareholders.

Is there anything I need to do right now?

Not at the present time.  It is our intention to make this transition as seamless as possible for you.  We deeply appreciate your longstanding support, and pledge to continue to earn your confidence in the years to come.

We believe that the continuity of management and the investment process, combined with the substantial global resources of Federated, will enable fund shareholders to enjoy enhanced performance in their international allocation.  If you would like further information, please feel free to contact us at 800-245-9888.  Additionally, a press release announcing the event can be viewed on our web site at www.rochdale.com.

Regards,

Garrett R. D’Alessandro, CFA, AIF®
Chief Executive Officer & President

April 23, 2007

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Investment Information

Performance quoted represents past performance.  Past performance does not guarantee future results.  Investment return and principal value of an investment will fluctuate, so that an investor’s shares, when redeemed, may be worth more or less than their original cost.  Current performance may be lower or higher than the performance quoted.  The most recent month-end performance can be found on our Web site at www.rochdale.com.  Total returns do not reflect sales charges, which, when applied, would lower returns.

Investing in international companies carries risks such as currency fluctuation, interest rate fluctuation, and economic and political instability.

An investor should consider carefully the fund’s investment objectives, risks, charges, and expenses.  The prospectus contains this and other information about the investment company, and it may be obtained by calling 800-245-9888, or visiting www.rochdale.com.  Please read it carefully before investing.  RIM Securities LLC, 570 Lexington Avenue, New York, NY 10022.

The unsubsidized total annual fund operating expense ratio for the Rochdale Atlas Portfolio is 1.71%.

Standardized returns for the Rochdale Atlas Portfolio for the quarter ended 3/31/07 are as follows:  Average Annualized Total Return at NAV (Net Asset Value) for 1-year, 3-year, and 5-year:  21.19%,  24.31%,  and 19.14%, respectively; Average Annualized Total Return at POP (Public Offering Price, reflecting maximum front end sales charge of 5.75%) for 1-year, 3-year, and 5-year:  14.22%, 21.88%, and 17.73%, respectively.

A prospectus/proxy statement with respect to the proposed transaction will be mailed to shareholders and filed with the Securities and Exchange Commission (SEC).  Investors are urged to read the prospectus/proxy statement because it contains important information.  The prospectus/proxy statement and other relevant documents will be available free of charge on the SEC’s Web site at www.sec.gov or by calling 1-800-341-7400.